Exhibit 99.2

Ivanhoe Energy board announcement

VANCOUVER, Feb. 17, 2015 /CNW/ - Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) (TSX: IE.DB) announced the resignation of Dr. Robert Graham from the company's Board of Directors, effective February 16, 2015. Dr. Graham has served as a director of the company since April 2005.

The directors and the management of the company thank Dr. Graham for his significant contributions to the company and wish him well in his future endeavors.

Ivanhoe Energy is an independent international heavy oil exploration and development company focused on pursuing long-term growth using advanced technologies, including its proprietary heavy oil upgrading process (HTL®). For more information about Ivanhoe Energy Inc., please visit www.ivanhoeenergy.com.

SOURCE Ivanhoe Energy Inc.

%CIK: 0001106935

For further information: Investors: Bill Trenaman +1.604.331.9834; Media: Bob Williamson +1.604.512.4856

CO: Ivanhoe Energy Inc.

CNW 07:30e 17-FEB-15